Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CASTLIGHT HEALTH, INC.

Castlight Health, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST: The Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware on January 31, 2008 under the name Maria Health, Inc. An Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on April 4, 2008. Thereafter, an Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on November 6, 2008, which was amended by a Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on July 28, 2009, changing the name of the Corporation to Ventana Health Services, Inc. An Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 21, 2009, which was amended by a Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on April 5, 2010, changing the name of the Corporation to Castlight, Inc., and a Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on April 23, 2010, changing the name of the Corporation to Castlight Health, Inc. Thereafter, an Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 7, 2010 (the “Restated Certificate”).

SECOND: The Amended and Restated Certificate of Incorporation of the Corporation in the form attached hereto as Exhibit A, which restates, integrates and further amends the Restated Certificate, has been duly adopted in accordance with the provisions of Sections 228, 245 and 242 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation.

THIRD: The Amended and Restated Certificate of Incorporation so adopted reads in full as set forth in Exhibit A attached hereto and is hereby incorporated herein by this reference.

IN WITNESS WHEREOF, Castlight Health, Inc. has caused this Certificate to be signed by its President and Chief Executive Officer this 25th day of April, 2012.

By	/s/ Giovanni Colella
Giovanni Colella President and Chief Executive Officer

EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CASTLIGHT HEALTH, INC.

ARTICLE I.

The name of this Corporation is Castlight Health, Inc.

ARTICLE II.

The address of the registered office of the Corporation in the State of Delaware and the County of New Castle is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808 and the name of the registered agent at that address is Corporation Service Company.

ARTICLE III.

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV.

A. Classes of Stock.

1. Authorized Shares. This Corporation is authorized to issue preferred stock (“Preferred Stock”), Class A common stock (“Class A Common Stock”) and Class B common stock (“Class B Common Stock” and together with the Class A Common Stock, “Common Stock”). The total number of shares of capital stock that this Corporation is authorized to issue is Two Hundred Forty Million Four Hundred Seventy Five Thousand Six Hundred Sixty Two (240,475,662) shares. The total number of shares of Preferred Stock this Corporation has authority to issue is Sixty-Four Million Four Hundred Seventy Five Thousand Six Hundred Sixty Two (64,475,662) shares. The total number of shares of Class A Common Stock this Corporation has authority to issue is Eighty Eight Million (88,000,000) shares. The total number of shares of Class B Common Stock this Corporation has authority to issue is Eighty Eight Million (88,000,000) shares. The Preferred Stock shall have a par value of $0.0001 per share and the Common Stock shall have a par value of $0.0001 per share.

2. Classes of Common Stock. Notwithstanding anything to the contrary set forth in this Amended and Restated Certificate of Incorporation:

a. at no time shall the number of shares of Common Stock issued and outstanding exceed, in the aggregate, Eighty Eight Million (88,000,000) shares of Common Stock (assuming full conversion and exercise of all outstanding convertible and exercisable securities and including shares of Common Stock reserved for issuance but not yet issued under stock option or other equity compensation plans or agreements on terms approved by the Board);

b. prior to the consummation of the sale of the Corporation’s Common Stock in a firm commitment, underwritten public offering registered under the Securities Act of 1933, as amended (the “Securities Act”), on the New York Stock Exchange or NASDAQ, which results in gross aggregate proceeds to the Corporation (before payment of any underwriters’ discounts and expenses relating to the issuance) of at least $50,000,000 (a “Qualified IPO”), this Corporation shall have authority to issue shares of Class A Common Stock and shares of Class B Common Stock; provided, however, that any shares of Class B Common Stock issued prior to the consummation of a Qualified IPO shall require the approval of the Board of Directors of the Company (the “Board of Directors”), including the approval of each director designated and then serving pursuant to Section C.4(d), (e) or (f) below, unless such shares are issued in accordance with Section C.5(g) or Section C.6; and

c. at, upon and after the consummation of a Qualified IPO (but, for the avoidance of doubt, not immediately prior to the consummation of such Qualified IPO), this Corporation shall have authority to issue shares of Class B Common Stock and shall have no authority to issue any additional shares of Class A Common Stock.

3. Series of Preferred Stock. The Preferred Stock shall be divided into series. Eight Million (8,000,000) shares of Preferred Stock shall be designated “Series A Preferred Stock,” Ten Million (10,000,000) shares of Preferred Stock shall be designated “Series A-1 Preferred Stock,” Fifteen Million Three Hundred Fifteen Thousand Three Hundred Fourteen (15,315,314) shares of Preferred Stock shall be designated “Series B Preferred Stock,” Fourteen Million Five Hundred Ninety-Four Thousand Five Hundred Ninety-Eight (14,594,598) shall be designated “Series C Preferred Stock” and Sixteen Million Five Hundred Sixty Five Thousand Seven Hundred Fifty (16,565,750) shares of Preferred Stock shall be designated “Series D Preferred Stock.”

B. [Intentionally Omitted.]

C. The powers, preferences, privileges, rights, restrictions, limitations, qualifications, and other matters relating to the Preferred Stock are as follows:

1. Dividends.

a. The holders of the Series A Preferred Stock, the holders of the Series A-1 Preferred Stock, the holders of the Series B Preferred Stock, the holders of the Series C Preferred Stock and the holders of the Series D Preferred Stock shall be entitled to receive dividends on a pari passu basis at the rate of $0.01 per share, $0.024 per share, $0.0888 per share, $0.32888888 per share and $0.4829248 per share, respectively, per annum (each as adjusted for any stock dividends, combinations, reclassifications, recapitalizations, stock splits, reverse stock splits and the like), payable out of funds legally available therefor (payable other than in Common Stock) prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock) on the Common Stock of this Corporation. Such dividends shall be payable only when, as, and if declared by the Board of Directors and shall be non-cumulative.

b. After the holders of the Preferred Stock have received their full dividend preferences as set forth above, any additional dividends or distributions declared by the Board of Directors out of funds legally available therefor (payable other than in Common Stock) shall be distributed ratably among all holders of Common Stock and Preferred Stock (on an as-converted to Common Stock basis) as of the record date fixed for determining those entitled to receive such distribution.

c. In the event the Corporation shall declare a distribution (other than a distribution described in Section C.2) payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights to purchase any such securities or evidences of indebtedness, then, in each such case the holders of the Preferred Stock shall be entitled to a proportionate share of any such distribution as though the holders of the Preferred Stock were the holders of the number of shares of Common Stock into which their respective shares of Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock entitled to receive such distribution.

2. Liquidation Preference.

a. In the event of any Liquidation Event (as defined below), whether voluntary or involuntary, the holders of the Series D Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or any type of consideration or funds of the Corporation available for distribution or payment to the holders of the Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Common Stock by reason of their ownership thereof, the amount of $6.03656 per share of Series D Preferred Stock (as adjusted for any stock dividends, combinations, reclassifications, recapitalizations, stock splits, reverse stock splits and the like) plus an amount equal to all declared but unpaid dividends on such share for each share of Series D Preferred Stock then held by them. If the assets, consideration and funds thus distributed among the holders of the Series D Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets, consideration and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series D Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive under this Section C.2(a).

b. After payment in full of the liquidation preference with respect to the Series D Preferred Stock as provided in Section C.2(a), the holders of the Series C Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or any type of consideration or funds of the Corporation available for distribution or payment to the holders of the Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock and Common Stock by reason of their ownership thereof, the amount of $4.11111 per share of Series C Preferred Stock (as adjusted for any stock dividends, combinations, reclassifications, recapitalizations, stock splits, reverse stock splits and the like) plus an amount equal to all declared but unpaid dividends on such share for each share of Series C Preferred Stock then held by them. If the assets, consideration and funds thus distributed among the holders of the Series C Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets, consideration and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series C Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive under this Section C.2(b).

c. After payment in full of the liquidation preference with respect to the Series D Preferred Stock and Series C Preferred Stock as provided in Sections C.2(a) and C.2(b), the holders of the Series A Preferred Stock, the holders of the Series A-1 Preferred Stock and the holders of the Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or any type of consideration or funds of the Corporation available for distribution or payment to the holders of the Common Stock by reason of their ownership thereof, the amount of $0.125 per share of Series A Preferred Stock, $0.30 per share of Series A-1 Preferred Stock and $1.11 per share of Series B Preferred Stock, respectively (each as adjusted for any stock dividends, combinations, reclassifications, recapitalizations, stock splits, reverse stock splits and the like), on a pari passu basis, plus an amount equal to all declared but unpaid dividends on such share for each share of Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock, as applicable, then held by them. If the assets, consideration, and funds thus distributed among the holders of the Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets, consideration and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive under this Section C.2(c).

d. After payment in full of the liquidation preferences with respect to the Preferred Stock as provided in Sections C.2(a), (b) and (c), the entire remaining assets, consideration, or funds of the Corporation legally available for distribution, if any, shall be distributed ratably among the holders of Preferred Stock and Common Stock based on the number of shares of Common Stock (including shares of Common Stock issued or issuable upon conversion of the Preferred Stock) then held by each, until such time as the holders of Preferred Stock have each received in the aggregate (including the amounts set forth in Sections C.2(a), (b) and (c) above) an amount equal to $0.375 per share of Series A Preferred Stock, $0.90 per share of Series A-1 Preferred Stock, $3.33 per share of Series B Preferred Stock, $12.33333 per share of Series C Preferred Stock and $18.10968 per share of Series D Preferred Stock, respectively (each as adjusted for any stock dividends, combinations, reclassifications, recapitalizations, stock splits, reverse stock splits and the like), on a pari passu basis, plus an amount equal to all declared but unpaid dividends on such share for each share of Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, as applicable, then held by them. Thereafter, all remaining assets, consideration and funds legally available therefor shall be distributed ratably among the holders of Common Stock based on the number of shares of Common Stock then held by each.

Notwithstanding the foregoing paragraphs of this Section C.2, for purposes of determining the amount the holders of shares of a particular series of Preferred Stock are entitled to receive with respect to a Liquidation Event, each holder of shares of a series of Preferred Stock shall receive an amount per share equal to the amount such holder would receive had such holder converted such holder’s shares of such series of Preferred Stock into shares of Common Stock immediately prior to the Liquidation Event if, as a result of an actual conversion, such holder would receive, in the aggregate for all distributions of proceeds of such Liquidation Event that qualify as Initial Consideration (as defined below), an amount greater than the amount that would be distributed to such holder if such holder did not convert such series of Preferred Stock into shares of Common Stock (an “Alternative Payment”). In the event of an Alternative Payment, all shares of Preferred Stock subject to such Alternative Payment shall be treated solely as Common Stock, and shall not be entitled to any preferential distributions that would otherwise have been made in respect of such shares of Preferred Stock pursuant to the foregoing paragraphs of this Section C.2.

e. For purposes of this Amended and Restated Certificate of Incorporation, unless otherwise agreed in writing by (x) the holders of at least a majority of the outstanding shares of Preferred Stock, voting together as a single class on an as-converted to Common Stock basis and (y) the holders of at least a majority of the outstanding shares of Series D Preferred Stock, voting together as a single class, “Liquidation Event” shall mean (i) any acquisition of the Corporation by means of merger or other form of corporate reorganization, in a single transaction or in a series of related transactions, in which outstanding shares of the Corporation are exchanged for, converted into or otherwise represent the right to receive securities or other consideration issued, or caused to be issued, by the acquiring entity or its subsidiary and in which the holders of capital stock of the Corporation hold less than 50% of the voting power of the surviving or resulting entity (or, if the surviving entity is a wholly owned subsidiary and such holders hold less than 50% of the voting power of its parent) (other than a mere reincorporation transaction), (ii) a direct or indirect sale, lease, transfer, exclusive license or other disposition in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, (iii) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of this Corporation’s securities), of this Corporation’s then outstanding securities if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of this Corporation, or (iv) a liquidation, dissolution or winding up of the Corporation. Notwithstanding the foregoing, a bona fide equity financing for primarily capital raising purposes shall not be deemed a Liquidation Event, provided, that (i) the Corporation receives cash and/or cancels or converts debt in exchange for equity securities of the Corporation in such financing, (ii) the Corporation is the surviving corporation of such financing, and (iii) investors in such financing who were not previously equityholders of the Corporation are not provided the right to nominate or elect, or the right to cause the election or nomination of, a majority of the members of the Board of Directors following such financing.

f. Subject to the stockholder waiver right set forth in Section C.2(e), the Corporation shall not have the power to effect a Liquidation Event referred to in Section C.2(e) unless the agreement or plan of merger or consolidation for such transaction provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Sections C.2(a)-(d).

g. Whenever the distribution provided for in this Section C.2 shall be payable in securities or property other than cash, the value of such distribution shall be the fair market value of such securities or other property as determined in good faith by the Board of Directors (taking into account, if applicable, any restrictions on the free marketability of such assets, securities or other property, arising under applicable securities laws or otherwise, other than restrictions arising solely by virtue of a stockholder’s status as an affiliate of the Corporation) (such determination, the “Board Valuation”). Notwithstanding the foregoing, if a distribution provided for in this Section C.2 is payable in non-cash consideration other than securities traded on a securities exchange or over-the-counter (such distribution an “Illiquid Distribution”), then the Corporation shall, within ten (10) business days of the intended date of such Illiquid Distribution (the “Closing Date”), notify in writing the holders of Series D Preferred Stock of the Board Valuation of such non-cash consideration (or the formula or method by which such Board Valuation will be determined), which Board Valuation (or formula or method) shall be binding upon and deemed approved by the holders of Series D Preferred Stock unless the Corporation receives, within five (5) business days prior to the Closing Date, written notification by the holders of a majority of the shares of Series D Preferred Stock then outstanding (the “Requisite Series D Holders”) containing a reasonable good faith dispute of the Board Valuation (a “Dispute Notice”). If the Corporation receives a Dispute Notice within the time period specified in the immediately preceding sentence, then the fair market value of such non-cash consideration shall be determined by an independent appraiser jointly selected by the Board of Directors and the Requisite Series D Holders (the “Appraiser”); provided, that, if the Board of Directors and the Requisite Series D Holders are unable to jointly select an Appraiser within two (2) days of the Corporation’s receipt of such Dispute Notice, then the Board of Directors and the Requisite Series D Holders shall each select an independent appraiser (a “Second Appraiser”) (and notify the other party(ies) in writing of such selection), and within one (1) day thereafter and the Second Appraisers shall jointly select the Appraiser; and provided, further, that if either the Board of Directors or the Requisite Series D Holders fails to select a Second Appraiser in the two (2) day period described in the immediately preceding proviso, then the Second Appraiser that was selected by the Board of Directors or the Requisite Series D Holders (as applicable) shall be entitled to and shall act as the Appraiser. The Corporation shall make reasonably available to the Appraiser sufficient information regarding the non-cash consideration for the Appraiser to conduct a fair market value determination (the “Appraiser Valuation”), and to provide reasonable and appropriate access to the Corporation’s directors, officers and key employees. The Appraiser Valuation shall be final and binding. In the event the Appraiser Valuation is less than the Board Valuation, the Corporation shall pay the fees and expenses of the Appraiser. In the event that the Appraiser Valuation is equal to or greater than the Board Valuation, the Requisite Series D Holders participating in such appraisal process shall pay the fees and expenses of the Appraiser (and such Requisite Series D Holders shall allocate such fees and expenses amongst themselves based on their respective ownership of shares of Series D Preferred Stock). No Illiquid Distribution shall be consummated until a Board Valuation or Appraiser Valuation, as applicable, has been completed in accordance with this Section C.2(g).

h. Notwithstanding any other provision set forth in this Section 2, in the event that any consideration payable to the Corporation or its stockholders in connection with any Liquidation Event is contingent upon the occurrence of any event or the passage of time (including, without limitation, any deferred purchase price payments, installment payments, payments made in respect of any promissory note issued in such transaction, payments from escrow, purchase price adjustment payments or payments in respect of “earnouts” or holdbacks), (i) such consideration shall not be deemed received by the Corporation or its stockholders or available for distribution to such stockholders unless and until such consideration is indefeasibly received by the Corporation or its stockholders in accordance with the terms of such Liquidation Event, (ii) the portion of such consideration that is not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Sections C.2(a), C.2(b), C.2(c) and C.2(d) as if the Initial Consideration were the only consideration payable in connection with such Liquidation Event, and (iii) any additional consideration which becomes payable to the stockholders of the Corporation upon satisfaction of contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Sections C.2(a), C.2(b), C.2(c) and C.2(d) after taking into account the previous payment of the Initial Consideration as part of the same transaction.

i. The Corporation shall not consummate any Liquidation Event before the expiration of the applicable notice period set forth in Section C.5(i); provided that any such notice period may be shortened or eliminated upon written consent of the holders of at least a majority of the outstanding shares of Preferred Stock, voting together as a single class on an as-converted to Common Stock basis. In the event the requirements of this Section C.2(i) are not complied with, the Corporation shall either (i) cause the closing of any such Liquidation Event to be postponed until such time as the requirements of C.5(i) have been complied with, or (ii) cancel such transaction, in which event the respective rights, preferences and privileges of the holders of Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the notice contemplated by C.5(i). Unless otherwise agreed upon by the holders of at least a majority of the outstanding shares of Preferred Stock, voting together as a single class on an as-converted to Common Stock basis, the Corporation shall effect a dissolution of the Corporation under the General Corporation Law within 180 days after the consummation of a Liquidation Event.

3. Redemption. The Preferred Stock shall not be redeemable at the option of the holder or holders thereof or the Corporation.

4. Voting Rights; Directors.

a. Each holder of shares of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock could then be converted and shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise expressly provided herein or as required by law, voting together with the Common Stock as a single class on an as-converted to Common Stock basis) and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be then converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

b. Except as otherwise provided herein or required by law, each holder of shares of Class A Common Stock or Class B Common Stock shall be entitled to one (l)

vote for each share of Common Stock held and the Class A Common Stock and the Class B Common Stock shall vote together as a single class. Notwithstanding anything to the contrary contained herein, upon and after the consummation of a Qualified IPO, for so long as twenty-five (25) percent is less than or equal to the percentage determined by multiplying one hundred (100) by the quotient obtained by dividing (i) the number of shares of Class A Common Stock then outstanding by (ii) the number of shares of Class A Common Stock outstanding immediately prior to the consummation of such Qualified IPO, including shares of Class A Common Stock issued pursuant to the automatic conversion provisions of Section C.5(b) and excluding any shares of Class A Common Stock converted into shares of Class B Common Stock prior to the consummation of such Qualified IPO pursuant to this Amended and Restated Certificate of Incorporation, including, without limitation, Section C.6(c) (the “Twenty-Five Percent Condition”), each holder of shares of Class A Common Stock shall be entitled to ten (10) votes for each share of Class A Common Stock held on any matter submitted to the stockholders of the Corporation requesting approval of a Liquidation Event.

c. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding plus such amount as is sufficient to effect the conversion of all outstanding Convertible Securities (as such term is defined in Section C.5(d))) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by this Amended and Restated Certificate of Incorporation) the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

d. For so long as at least 2,500,000 shares (as adjusted for any stock dividends, combinations, reclassifications, recapitalizations, stock splits, reverse stock splits and the like) of Series A Preferred Stock and Series A-1 Preferred Stock remain outstanding, the holders of Series A Preferred Stock and Series A-1 Preferred Stock, voting together as a single class on an as-converted to Common Stock basis, shall be entitled to elect one (1) member of the Board of Directors at any election of directors, whether at a meeting or otherwise.

e. For so long as at least 2,500,000 shares (as adjusted for any stock dividends, combinations, reclassifications, recapitalizations, stock splits, reverse stock splits and the like) of Series B Preferred Stock remain outstanding, the holders of Series B Preferred Stock, voting together as a single class on an as-converted to Common Stock basis, shall be entitled to elect one (1) member of the Board of Directors at any election of directors, whether at a meeting or otherwise.

f. For so long as at least 2,500,000 shares (as adjusted for any stock dividends, combinations, reclassifications, recapitalizations, stock splits, reverse stock splits and the like) of Series C Preferred Stock remain outstanding, the holders of Series C Preferred Stock, voting together as a single class on an as-converted to Common Stock basis, shall be entitled to elect one (1) member of the Board of Directors at any election of directors, whether at a meeting or otherwise.

g. The holders of the Common Stock, voting together as a single class, shall be entitled to elect one (1) member of the Board of Directors at any election of directors, whether at a meeting or otherwise.

h. The holders of the Preferred Stock and Common Stock, voting together as a single class on an as-converted to Common Stock basis, shall be entitled to elect the remaining members of the Board of Directors at any election of directors, whether at a meeting or otherwise.

5. Conversion of Preferred Stock. The holders of the Preferred Stock shall have conversion rights as follows.

a. Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, and without the payment of additional consideration by the holder thereof, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Class A Common Stock as is determined by dividing the Original Issue Price for the relevant series of Preferred Stock by the Conversion Price applicable to such share, determined as hereinafter provided, in effect at the time of conversion. The “Original Issue Price,” as adjusted for any stock dividends, combinations, reclassifications, recapitalizations, stock splits, reverse stock splits and the like, shall be (i) $0.125 per share of Series A Preferred Stock, (ii) $0.30 per share of Series A-1 Preferred Stock, (iii) $1.11 per share of Series B Preferred Stock, (iv) $4.11111 per share of Series C Preferred Stock and (v) $6.03656 per share of Series D Preferred Stock. The “Conversion Price” shall initially be (i) $0.125 per share of Series A Preferred Stock, (ii) $0.30 per share of Series A-1 Preferred Stock, (iii) $1.11 per share of Series B Preferred Stock, (iv) $4.11111 per share of Series C Preferred Stock and (v) $6.03656 per share of Series D Preferred Stock. Such initial Conversion Price shall be adjusted as hereinafter provided.

b. Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Class A Common Stock at the then-effective Conversion Price applicable to such share upon the earlier of (i) the date specified by written consent or agreement of (A) the holders of at least a majority of the shares of Preferred Stock then outstanding, voting together as a single class on an as-converted to Common Stock basis, and (B) the holders of at least a majority of the shares of Series D Preferred Stock then outstanding, or (ii) immediately prior, and subject, to the consummation of a Qualified IPO.

c. Mechanics of Conversion.

(i) Before any holder of Preferred Stock shall be entitled voluntarily to convert the same into shares of Class A Common Stock, or upon the occurrence of an automatic conversion of the Preferred Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such stock (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and a bond or an agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), and shall, in the event of an optional conversion pursuant to Section C.5(a), give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued, and, if applicable, any event on which such conversion is contingent. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, (1) a certificate or certificates for the number and class of shares of Common Stock to which such holder shall be entitled as aforesaid and a certificate for the number (if any) of the shares of Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, (2) cash in lieu of any fraction of a share, and (3) payment for any declared but unpaid dividends on any shares of Preferred Stock so converted. In the event of an optional conversion pursuant to Section C.5(a), such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(ii) If the conversion is in connection with an underwritten offering of securities pursuant to the Securities Act, the conversion may, at the option of any holder tendering shares of Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities. If the conversion is in connection with automatic conversion provisions of Section C.5(b)(i), all holders of record of shares of Preferred Stock shall be provided a written notice by the Corporation regarding such automatic conversion and such conversion shall be deemed to have been made on the conversion date described in the stockholder consent approving such conversion, and the persons entitled to receive shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holders of such shares of Common Stock as of such date.

d. Adjustments to Conversion Price for Certain Diluting Issuances.

(i) Special Definitions. For purposes of this Section C.5(d), the following definitions apply:

(1) “Options” shall mean rights, options, or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities (defined below).

(2) “Original Issue Date” shall mean the first date on which a share of Series D Preferred Stock was issued by the Corporation.

(3) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable or exercisable for Common Stock, but excluding options.

(4) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section C.5(d)(iii), deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common Stock issued or issuable:

(A) upon the exercise, exchange, or conversion of Options or Convertible Securities outstanding as of the Original Issue Date, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security;

(B) upon the conversion of shares of Preferred Stock;

(C) to directors, officers, employees, consultants, advisors or contractors of the Corporation pursuant to stock option or other equity compensation plans or agreements on terms approved by the Board of Directors;

(D) in connection with equipment lease financings, bank credit arrangements, real estate leases or similar transactions entered into primarily for non-equity financing purposes approved by the Board of Directors;

(E) as a dividend or distribution on the Preferred Stock;

(F) in connection with a partnering or licensing transaction or a bona fide acquisition of a business or any assets or properties or technology of or by the Corporation, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, pursuant to agreements approved by the Board of Directors;

(G) in a firm commitment underwritten Qualified Public Offering or upon exercise of warrants or rights granted to underwriters in connection with such Qualified Public Offering;

(H) for which adjustment of the Conversion Price of any series of Preferred Stock is made pursuant to Section C.5(e) or C.5(f); or

(I) as a result of an adjustment of the Conversion Price of any series of Preferred Stock pursuant to this Section C.4 or Section C.5 or C.6.

(ii) No Adjustment of Conversion Price. Any provision herein to the contrary notwithstanding, no adjustment in the Conversion Price of a particular series of Preferred Stock shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share (determined pursuant to Section C.5(d)(v) hereof) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Conversion Price for that series of Preferred Stock in effect on the date of, and immediately prior to, such issue.

(iii) Deemed Issue of Additional Shares of Common Stock. In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto and assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability (including, without limitation, the passage of time) but without regard to any provisions contained therein designed to protect against dilution) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(1) no further adjustments in the Conversion Price of a particular series of Preferred Stock shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(2) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, or are amended or otherwise modified to provide for any increase or decrease in the consideration payable to the Corporation, or increase or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price of a particular series of Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities (provided, however, that no such adjustment of the Conversion Price shall affect Common Stock previously issued upon conversion of the Preferred Stock);

(3) if the terms of any Option or Convertible Security, the issuance of which did not result in an adjustment to a Conversion Price of a particular series of Preferred Stock pursuant to the terms of Section C.5(d)(iv) (either because the consideration per share of the Additional Shares of Common Stock subject thereto was equal to or greater than the Conversion Prices then in effect, or because such Option or Convertible Security was issued before the Original Issue Date), are revised after the Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security to provide for any decrease in the consideration payable to the Corporation, or increase in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in this Section C.5(d)(iii)) shall be deemed to have been issued effective upon such increase or decrease becoming effective;

(4) upon the expiration of any such Options or rights, the termination of any such rights to convert or exchange or the expiration of any Options or rights related to such Convertible Securities or exchangeable securities, the Conversion Price of a particular series of Preferred Stock, to the extent in any way affected by or computed using such Options, rights or Convertible Securities or Options or rights related to such Convertible Securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such Options or rights, upon the conversion or exchange of such Convertible Securities or upon the exercise of the Options or rights related to such Convertible Securities;

(5) if the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to a Conversion Price that would result under the terms of this Section C.5(d)(iii) at the time of such issuance or amendment shall instead be effected at the time such number of shares or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the respective Conversion Price that such issuance or amendment took place at the time such calculation can first be made; and

(6) no readjustment pursuant to clause (2), (3), or (4) above shall have the effect of increasing the Conversion Price of a particular series of Preferred Stock to an amount which exceeds the lower of (a) the Conversion Price on the original adjustment date of such series, or (b) the Conversion Price of such series that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

(iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event this Corporation, at any time after the Original Issue Date, shall issue Additional Shares of Common Stock without consideration or for a consideration per share less than the Conversion Price of a particular series of Preferred Stock in effect on the date of and immediately prior to such issue, then and in such event, the Conversion Price of that series shall be reduced, concurrently with such issue, to a price (calculated to the nearest thousandth of a cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price in effect immediately prior to such issuance, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued. For the purpose of the above calculation, the “number of shares of Common Stock outstanding” shall be deemed to include all shares of Common Stock issuable upon exercise, conversion or exchange of all outstanding Options, Preferred Stock and other Convertible Securities.

(v) Determination of Consideration. For purposes of this Section C.5(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(1) Cash and Property: Such consideration shall:

(A) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

(B) insofar as it consists of non-cash property or securities, be computed at the fair value thereof at the time of such issue, as determined through Board Valuation; provided, that to the extent that such non-cash consideration does not consist of securities traded on a securities exchange or over-the-counter, then the Corporation shall, within ten (10) business days of the intended date of such issuance of Additional Shares of Common Stock (the “Issuance Date”), notify in writing the holders of Series D Preferred Stock of the Board Valuation of such non-cash consideration (or the formula or method by which such Board Valuation will be determined), which Board Valuation (or formula or method) shall be binding upon and deemed approved by the holders of Series D Preferred Stock unless the Corporation receives, within five (5) business days prior to the Issuance Date, a Dispute Notice from the Requisite Series D Holders. If the Corporation receives a Dispute Notice within the time period specified in the immediately preceding sentence, then the fair market value of such non-cash consideration shall be determined by an Appraiser in the manner set forth in Section C.2(f). The Corporation shall make reasonably available to the Appraiser sufficient information regarding the non-cash consideration for the Appraiser to conduct an Appraiser Valuation and to provide reasonable and appropriate access to the Corporation’s directors, officers and key employees. The Appraiser Valuation shall be final and binding. In the event the Appraiser Valuation is less than the Board Valuation, the Corporation shall pay the fees and expenses of the Appraiser. In the event that the Appraiser Valuation is equal to or greater than the Board Valuation, the Requisite Series D Holders participating in such appraisal process shall pay the fees and expenses of the Appraiser (and such Requisite Series D Holders shall allocate such fees and expenses amongst themselves based on their respective ownership of shares of Series D Preferred Stock).

(C) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors.

(2) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section C.5(d)(iii), relating to Options and Convertible Securities shall be determined by dividing:

(A) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein designed to protect against dilution) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(B) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) issuable upon the exercise of such Options or conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

e. Adjustments to Conversion Price for Stock Dividends and for Combinations or Subdivisions of Common Stock. In the event that this Corporation at any time or from time to time after the Original Issue Date shall declare or pay, without consideration, or fix a record date for the determination of holders of Common Stock entitled to receive, any dividend or other distribution on the Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Conversion Price of a particular series of Preferred Stock in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. In the event that this Corporation shall declare or pay, without consideration, or fix a record date for the determination of holders of Common Stock entitled to receive, any dividend or other distribution on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Corporation shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

f. Adjustments for Reclassifications and Reorganizations. If the Class A Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, or the right to receive cash or other property, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Section C.5(e) above or a merger or other reorganization referred to in Section C.2(d) above), provision shall be made so that, concurrently with the effectiveness of such reorganization or reclassification, the Preferred Stock remaining outstanding thereafter, if any, shall be convertible into, in lieu of the number of shares of Class A Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock or cash or other property equivalent to the number of shares of Class A Common Stock or amount of cash or other property that would have been subject to receipt by the holders upon conversion of the Preferred Stock immediately before that change.

g. Special Mandatory Conversion.

(i) In the event:

(1) the Board of Directors determines that it is in the best interests of this Corporation for the holders of Preferred Stock of this Corporation to participate in an equity financing (in which case such financing will be deemed a “Mandatory

Offering”) and determines the aggregate dollar amount to be invested by all holders of Preferred Stock (the “Aggregate Investment Amount”), which amount may be more or less than the amount such holders may have the right to invest in such financing pursuant to a right of first offer, if any;

(2) this Corporation delivers at least ten (10) business days’ prior notice (“Notice”) to the holders of Preferred Stock (A) stating this Corporation’s bona fide intention to consummate such financing, (B) indicating the number of securities to be offered, (C) indicating the price and terms upon which it proposes to offer such securities, (D) identifying the Pro Rata Share (as defined below) of each holder of Preferred Stock of the Aggregate Investment Amount, and (E) offering each holder of Preferred Stock the right to purchase such holder’s Pro Rata Share of the Aggregate Investment Amount within the time periods set forth in the Notice; and

(3) a holder or an affiliate or designee of such holder of Preferred Stock (a “Non-Participating Holder”) does not acquire at least its Pro Rata Share of the Aggregate Investment Amount (regardless of the total amount actually raised in such Mandatory Offering) within the time periods set forth in the Notice;

then that percentage of each Non-Participating Holder’s shares of Preferred Stock equal to the percentage of such Non-Participating Holder’s Pro Rata Share of the Aggregate Investment Amount not acquired by such Non-Participating Holder shall automatically and without further action on the part of such Non-Participating Holder be converted, effective upon, subject to and concurrently with the consummation of the Mandatory Offering (the “Mandatory Offering Date”), into shares of Class B Common Stock of this Corporation at the Conversion Price then in effect and applicable. The “Pro Rata Share” shall be a fraction, the numerator of which shall be the number of shares of Common Stock issued or issuable upon conversion of all of the Preferred Stock held by the holder immediately prior to the Mandatory Offering Date, and the denominator of which shall be the total number of shares of Common Stock issued or issuable upon conversion of the Preferred Stock outstanding immediately prior to the Mandatory Offering Date (including, for avoidance of doubt, (i) shares held by natural persons or entities and (ii) shares of Series D Preferred Stock, in each case as described in Section C.5(g)(iv)); provided, that, (i) in connection with the first equity offering of Preferred Stock following the date of original filing of this Amended and Restated Certificate of Incorporation, the Pro Rata Share shall in no event be greater than that amount which the holder of Preferred Stock has the right to invest in such offering pursuant to a right of first offer, if any, and (ii) in any event, the Pro Rata Share shall not exceed the number of shares actually offered to the holder of Preferred Stock by the Board of Directors for purchase in the Mandatory Offering. Notwithstanding the foregoing, a holder may assign the right to participate in any future Mandatory Offering to one or more of such holder’s affiliates or designees, and such holder’s Pro Rata Share shall be reduced to the extent any of such affiliates or designees participate in such Mandatory Offering.

(ii) The holder of any shares of Preferred Stock converted pursuant to this Section C.5(g) shall deliver to this Corporation during regular business hours at the office of any transfer agent of this Corporation for the Preferred Stock, or at such other place as may be designated by this Corporation, the certificate or certificates for the shares so converted, duly endorsed or assigned in blank or to this Corporation (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and a bond or an agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate). As promptly as practicable thereafter, this Corporation shall issue and deliver to such holder, at the place designated by such holder, a certificate or certificates for the number of full shares of Class B Common Stock to be issued and such holder shall be deemed to have become a stockholder of record of Class B Common Stock on the Mandatory Offering Date, unless the transfer books of this Corporation are closed on that date, in which event such holder shall be deemed to have become a stockholder of record of Class B Common Stock on the next succeeding date on which the transfer books are open.

(iii) In the event that a holder of Preferred Stock converts any Preferred Stock into Class A Common Stock pursuant to Section C.5(a) within ninety (90) days prior to the date of closing of a Mandatory Offering, such shares of Class A Common Stock shall automatically, and without further action on the part of the holder thereof, be converted, effective upon, subject to and concurrently with the consummation of the Mandatory Offering, into an equal number of shares of Class B Common Stock.

(iv) Notwithstanding the foregoing, this Section C.5(g) does not apply to (x) natural persons or entities held solely by a natural person or the family or estate of such natural person or (y) holders of shares of Series D Preferred Stock (but only with respect to such shares of Series D Preferred Stock).

(v) This Section C.5(g) shall terminate, and be of no further force or effect, upon the earlier of a Qualified IPO and a Liquidation Event.

h. Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment of any Conversion Price pursuant to this Section C.5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate executed by the Corporation’s President or Chief Financial Officer setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Preferred Stock.

i. Notices of Record Date. In the event that the Corporation shall propose at any time: (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus; (ii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or (iii) to effect a Liquidation Event; then, in connection with each such event, the Corporation shall send to the holders of Preferred Stock: (1) at least twenty (20) days’ prior written notice of the date on which a record shall be taken for such dividend, distribution rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (ii) and (iii) above; and (2) in the case of the matters referred to in (ii) and (iii) above, at least twenty (20) days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

j. Issue Taxes. The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

k. Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued (i) shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and (ii) shares of Class B Common Stock, solely for the purpose of effecting the conversion of the shares of the Class A Common Stock, such number of its shares of Class B Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Class A Common Stock. If at any time the number of authorized but unissued shares of Class A Common Stock or Class B Common Stock, as the case may be, shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock or the Class A Common Stock, as applicable, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock or Class B Common Stock, as applicable, to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Amended and Restated Certificate of Incorporation.

l. Fractional Shares. No fractional share shall be issued upon the conversion of any share or shares of Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors).

m. Notices. Any notice required by the provisions of this Section C.5 to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, or by overnight courier, and addressed to each holder of record at such holder’s address appearing on the books of the Corporation. The notice provisions set forth in this section may be shortened or waived prospectively or retrospectively by the vote or written consent of the holders of a majority of the Preferred Stock, voting together as a single class on an as-converted to Common Stock basis.

6. Conversion of Class A Common Stock. Shares of Class A Common Stock shall be converted into shares of Class B Common Stock as follows.

a. Right to Convert. Any holder of shares of Class A Common Stock, at the option of such holder, may convert any share of Class A Common Stock held by such holder at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into one (1) share of Class B Common Stock.

b. Twenty-Five Percent Condition. All shares of Class A Common Stock shall automatically be converted into shares of Class B Common Stock, on a one-to-one basis, on the date the Twenty-Five Percent Condition is first no longer satisfied after the consummation of a Qualified IPO.

c. Transfers to Non-Affiliates. Any share of Class A Common Stock shall automatically be converted into one (1) share of Class B Common Stock upon the transfer, assignment, sale or other disposition of such share by the holder (or any of its Affiliates) to which such share of Class A Common Stock was originally issued by the Corporation to a person that is not then an Affiliate of such original holder. “Affiliate” shall mean, (i) in the case of a natural person or entity held solely by a natural person or the family or estate of such natural person, any spouse, grandchild or member of the immediate family (including adopted children) of such person, any custodian, trustee (including a trustee of a voting trust), executor or other fiduciary for the account of any spouse, grandchild or member of the immediate family (including adopted children) of such person or any trust for the benefit of such person; or (ii) in the case of an institutional, private equity, hedge or venture capital investment fund, any partner, limited partner, retired partner, member or retired member of such holder, any affiliated fund, any fund which is controlled by or under common control with one or more general partners of such holder, any fund that is managed and governed by the same management company as such holder, any fund that controls such holder or any fund that is controlled by, under common control with, managed or advised by the same management company or registered investment advisor that controls, is under common control with, manages or advises the fund that controls such holder. For purposes of this Amended and Restated Certificate of Incorporation, the mutual funds, other pooled vehicles and client accounts on whose behalf Morgan Stanley Investment Management Inc. and its investment advisory affiliates (“MSIM”), Fidelity Management & Research Company and its investment advisory affiliates (“Fidelity”), T. Rowe Price Associates, Inc. and its investment advisory affiliates (“T.Rowe”) or Redmile Group, LLC and its investment advisory affiliates (“Redmile”), as applicable, purchase shares of Series C Preferred Stock and/or Series D Preferred Stock, and for which MSIM, Fidelity, T.Rowe or Redmile, as applicable, exercises investment discretion with respect to such shares of Series C Preferred Stock and/or Series D Preferred Stock, shall be considered Affiliates and Affiliated entities of MSIM, Fidelity, T.Rowe or Redmile, as applicable.

d. Mechanics of Conversion. Before any holder of Class A Common Stock shall be entitled voluntarily to convert the same into shares of Class B Common Stock, or upon the occurrence of an automatic conversion of the Class A Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall, in the event of an optional conversion pursuant to Section C.6(a), give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the name or names in which such holder wishes the certificate or certificates for shares of Class B Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Class B Common Stock to which such holder shall be entitled as aforesaid. In the event of an optional conversion pursuant to Section C.6(a), such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Class A Common Stock to be converted, and the person or persons entitled to receive the shares of Class B Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class B Common Stock on such date. If the conversion is in connection with the automatic conversion provisions set forth in Section C.6(b) or C.6(c), such conversion shall be deemed to have been made, in the case of Section C.6(b), on the date the Twenty-Five Percent Condition is first no longer satisfied or, in the case of Section C.6(c), the applicable date of transfer, and the persons entitled to receive shares of Class B Common Stock issuable upon such conversion shall be treated for all purposes as the record holders of such shares of Class B Common Stock as of the applicable date.

7. Restrictions and Limitations.

a. For so long as at least 2,500,000 shares (as adjusted for any stock dividends, combinations, reclassifications, recapitalizations, stock splits, reverse stock splits and the like) of Preferred Stock remain outstanding, the Corporation shall not (either directly or indirectly, whether by amendment, merger, consolidation or otherwise), without the vote or written consent by the holders of at least a majority of the then outstanding shares of Preferred Stock, voting together as a single class on an as-converted to Common Stock basis, in addition to any other vote required by law:

(i) adversely alter or change the rights, preferences or privileges of the Preferred Stock in any material respect (other than an alteration or change pursuant to the special mandatory conversion pursuant to Section C.5(g));

(ii) authorize or create (by reclassification, merger or otherwise), issue, or obligate itself to issue, any new class or series of equity security (including any security convertible into or exercisable or exchangeable for any equity security) ranking senior to or on a parity with the Preferred Stock in right of redemption, liquidation preference, voting or dividends or any increase in the authorized or designated number of any such new class or series;

(iii) declare or pay any dividend or distribution on any shares of Common Stock or Preferred Stock (other than a dividend or distribution payable solely in shares);

(iv) consummate a Liquidation Event;

(v) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose), any shares of Common Stock or Preferred Stock, provided, however, that this restriction shall not apply to the repurchase of shares of Common

Stock (A) from directors, officers, employees, consultants, advisors or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at cost (or the lesser of cost or fair market value) upon the occurrence of certain events, such as the termination of employment or services, or (B) pursuant to the exercise of a right of first refusal of the Corporation;

(vi) increase or decrease the authorized number of shares of Common Stock or Preferred Stock, or any series thereof (except for decreases of the authorized number of shares of Preferred Stock caused by the conversion of Preferred Stock into Common Stock); or

(vii) amend or waive this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation.

b. Without in any way limiting the ability of the Corporation to authorize or create, issue, or obligate itself to issue, any new series of Preferred Stock on any terms (subject to the restrictions and limitations of Section C.7(a) above), the Corporation shall not (either directly or indirectly, whether by amendment, merger, consolidation or otherwise) amend, alter or repeal any provision of the Amended and Restated Certificate of Incorporation or Bylaws of the Corporation in a manner that adversely affects the powers, preferences, privileges, or rights of any series of existing Preferred Stock and that disproportionately affects such series of Preferred Stock relative to other series of Preferred Stock without the vote or written consent by the holders of at least (i) in the case of the Series A Preferred Stock, the majority of the then-outstanding shares of Series A Preferred Stock, (ii) in the case of the Series A-1 Preferred Stock, the majority of the then-outstanding shares of Series A-1 Preferred Stock, (iii) in the case of the Series B Preferred Stock, the majority of the then-outstanding shares of Series B Preferred Stock, (iv) in the case of the Series C Preferred Stock, the majority of the then-outstanding shares of Series C Preferred Stock and (v) in the case of the Series D Preferred Stock, the majority of the then-outstanding shares of Series D Preferred Stock.

c. Without the vote or written consent by the holders of at least a majority of the then-outstanding shares of Series D Preferred Stock, the Corporation shall not (either directly or indirectly, whether by amendment, merger, consolidation or otherwise) amend or waive any provision of the Amended and Restated Certificate of Incorporation or Bylaws of the Corporation if such amendment or waiver would alter or change the powers, preferences or special rights of the Series D Preferred Stock, provided, however, that neither (a) the authorization or issuance of any equity security (including any other security convertible into or exercisable for any such equity security) and/or (b) the inclusion of such equity security in the definition of “Preferred Stock” in the Amended and Restated Certificate of Incorporation or any amendment thereto, shall in and of itself not be deemed to alter or change the powers, preferences or special rights of the Series D Preferred Stock or otherwise require the affirmative vote or written consent of the holders of the Series D Preferred Stock pursuant to this Section C.7(c).

8. No Reissuance of Preferred Stock. No share or shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

D. Common Stock.

1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are as set forth herein, subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

2. Redemption. The Common Stock shall not be redeemable at the option of the holder or holders thereof.

3. No Reissuance of Class A Common Stock. No share or shares of Class A Common Stock converted into a share or shares of Class B Common Stock shall be reissued, and all such shares of Class A Common Stock shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

ARTICLE V.

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the General Corporation Law of the State of Delaware; or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law of the State of Delaware is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware as so amended.

Any repeal or modification of the foregoing provisions of this Article V shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE VI.

Subject to Section C.7 of Article IV, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

ARTICLE VII.

Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE VIII.

The number of directors which shall constitute the whole Board of Directors shall be fixed from time to time by, or in the manner provided in, the Bylaws of the Corporation or in an amendment thereof duly adopted by the Board of Directors or by the stockholders of the Corporation.

ARTICLE IX.

Meetings of stockholders of the Corporation may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE X.

Except as otherwise provided in this Amended and Restated Certificate of Incorporation including Section C.7 of Article IV, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

ARTICLE XI.

The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock (or any partner, member, director, stockholder, employee or agent of any such holder) who is not an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

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CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

CASTLIGHT HEALTH, INC.

Castlight Health, Inc., a Delaware corporation (the “Corporation”), does hereby certify that the following amendment to the Corporation’s Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law, with the approval of such amendment by the Corporation’s stockholders having been given by written consent without a meeting in accordance with Sections 228(d) and 242 of the Delaware General Corporation Law:

1. Section (A)(1) of Article IV of the Corporation’s Amended and Restated Certificate of Incorporation, relating to the authorized capital stock of the Corporation, is hereby amended and restated to read in its entirety as follows:

“(1) Authorized Shares. This Corporation is authorized to issue preferred stock (“Preferred Stock”), Class A common stock (“Class A Common Stock”) and Class B common stock (“Class B Common Stock” and together with the Class A Common Stock, “Common Stock”). The total number of shares of capital stock that this Corporation is authorized to issue is Two Hundred Fifty-Two Million Four Hundred Seventy Five Thousand Six Hundred Sixty Two (254,475,662) shares. The total number of shares of Preferred Stock this Corporation has authority to issue is Sixty-Four Million Four Hundred Seventy Five Thousand Six Hundred Sixty Two (64,475,662) shares. The total number of shares of Class A Common Stock this Corporation has authority to issue is Ninety-Five Million (95,000,000) shares. The total number of shares of Class B Common Stock this Corporation has authority to issue is Ninety-Five Million (95,000,000) shares. The Preferred Stock shall have a par value of $0.0001 per share and the Common Stock shall have a par value of $0.0001 per share.”

2. Section (A)(2)(a) of Article IV of the Corporation’s Amended and Restated Certificate of Incorporation, relating to the authorized shares of the Corporation’s common stock that may be issued by the Corporation, is hereby amended and restated to read in its entirety as follows:

“a. at no time shall the number of shares of Common Stock issued and outstanding exceed, in the aggregate, Ninety-Five Million (95,000,000) shares of Common Stock (assuming full conversion and exercise of all outstanding convertible and exercisable securities and including shares of Common Stock reserved for issuance but not yet issued under stock option or other equity compensation plans or agreements on terms approved by the Board);”

IN WITNESS WHEREOF, said corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 13th day of December, 2013, and the foregoing facts stated herein are true and correct.

Castlight Health, Inc.

By:	/s/ Giovanni Colella
Giovanni Colella
Chief Executive Officer

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

CASTLIGHT HEALTH, INC.

Castlight Health, Inc., a Delaware corporation (the “Corporation”), does hereby certify that the following amendment to the Corporation’s Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law, with the approval of such amendment by the Corporation’s stockholders having been given by written consent without a meeting in accordance with Sections 228(d) and 242 of the Delaware General Corporation Law:

3. Section (A)(2) of Article IV of the Corporation’s Amended and Restated Certificate of Incorporation, relating to the Classes of Common Stock of the Corporation, is hereby amended to add a new paragraph d. which shall read in its entirety as follows:

“d. Effective upon the filing of this Certificate of Amendment, each one (1) outstanding share of Class B Common Stock of the Corporation will be reclassified, reconstituted and converted into and automatically become one (1) outstanding share of Class A Common Stock of the Corporation.”

IN WITNESS WHEREOF, said corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 30th day of December, 2013, and the foregoing facts stated herein are true and correct.

Castlight Health, Inc.

By:	/s/ Giovanni Colella
Giovanni Colella
Chief Executive Officer

STATE OF DELAWARE

CERTIFICATE OF CORRECTION

Castlight Health, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

1.	The name of the corporation is Castlight Health, Inc. (the “Corporation”).

2.	That a Certificate of Amendment of Amended and Restated Certificate of Incorporation (the “Certificate”) was filed by the Secretary of State of Delaware on December 13, 2013 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3.	The inaccuracy or defect of said Certificate is:

The second sentence of paragraph 1 incorrectly spells out the total number of shares of capital stock that the Corporation is authorized to issue as “Two Hundred Fifty-Two Million Four Hundred Seventy Five Thousand Six Hundred Sixty Two”, when such number of shares should be spelled out as “Two Hundred Fifty-Four Million Four Hundred Seventy-Five Thousand Six Hundred Sixty-Two”.

4.	The second sentence of paragraph 1 of the Certificate is hereby corrected to read in its entirety as follows:

“The total number of shares of capital stock that this Corporation is authorized to issue is Two Hundred Fifty-Four Million Four Hundred Seventy-Five Thousand Six Hundred Sixty-Two (254,475,662) shares.”

IN WITNESS WHEREOF, said corporation has caused this Certificate of Correction to be signed by its duly authorized officer this 4th day of February, 2014.

Castlight Health, Inc.

By:	/s/ John Doyle
John Doyle Chief Financial Officer